                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                            (Amendment No.________)*



                                 Tetra Tech Inc
                                 --------------
                                (Name of Issuer)

                         Common Stock (Par Value $0.01)
                         ------------------------------
                         (Title of Class of Securities)

                                   88162G103
                                   ---------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement [ ].

(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)(See Rule 13d-7.)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)
                               Page 1 of 5 Pages

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CUSIP No. 88162G103                                                 Page 2 of 5
-------------------                                                 -----------

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1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Brown Investment Advisory & Trust Company ("BIATC"), its wholly owned subsidiary, Brown Advisory Incorporated ("BAI"). 52-1811121

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2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [ ]
                                                                       (b)  [x]

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3.  SEC USE ONLY

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4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Brown Investment Advisory & Trust Company and Brown Advisory Incorporated are Maryland corporations.

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                          SOLE VOTING POWER
                     5    BIATC  714750 shares
     NUMBER OF            BAI         0 shares
                                 ------
                                 714750 shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6    BIATC    0 shares
                          BAI      0 shares
     OWNED BY                     ---
                                   0 shares
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7    BIATC  1912728 shares
    REPORTING             BAI          0 shares
                                 -------
                                 1912728 shares
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8    BIATC    0 shares
                          BAI      0 shares
                                  ---
                                   0 shares
------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    BIATC  1912728 shares
    BAI          0 shares
           -------
           1912728 shares

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10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

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11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     BIATC    5.0%
     BAI      0.0%
              ----
              5.0%

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12.  TYPE OF REPORTING PERSON*
     BIATC - BK
     BAI - IA

------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                                                               Page 3 of 5 Pages

Item 1. (a) NAME OF ISSUER:   Tetra Tech Inc

        (b)  Address of Issuer's Principal Executive Offices:

             670 N Rosemead Boulevard,  Pasadena CA  91107

Item 2. (a)  NAME OF PERSON FILING:

             Brown Investment Advisory & Trust Company ("BIATC"), its wholly owned subsidiary, Brown Advisory Incorporated ("BAI").

        (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

             19 South Street
             Baltimore, Maryland 21202

        (c)  CITIZENSHIP:

             Brown Investment Advisory & Trust Company and Brown Advisory Incorporated are Maryland corporations.

        (d)  TITLE OF CLASS OF SECURITIES:

             Common Stock of ($0.01 par) of

        (e)  CUSIP Number:
             88162G103

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

        For BIATC

        (b)  [x] Bank as defined in section 3(a)(6) of the Act

             For BAI

        (e) [x] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

                                                               Page 4 of 5 Pages

Item 4. OWNERSHIP:

        (a)  AMOUNT BENEFICIALLY OWNED:    As of December 31, 1999

             BIATC   1912728 shares
             BAI           0 shares
                     -------
                     1912728 shares

        (b)  PERCENT OF CLASS:

             BIATC     5.0%
             BAI       0.0%
                       ----
                       5.0%

        (c)  Number of shares as to which such person has:

             (i)   sole power to vote or to direct the vote:

                   BIATC  714750 shares
                   BAI         0 shares
                          ------
                          714750 shares

             (ii)  shared power to vote or to direct the vote:

                    BIATC    0 shares
                    BAI      0 shares
                            ---
                             0 shares

             (iii)  sole power to dispose or to direct the disposition of:

                    BIATC  1912728 shares
                    BAI          0 shares
                           -------
                           1912728 shares

             (iv)   shared power to dispose or to direct the disposition of:

                    BIATC    0 shares
                    BAI      0 shares
                            ---
                             0 shares

Item 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not applicable

Item 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable

Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable


Item 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable

Item 10. CERTIFICATION.

       By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                                               Page 5 of 5 Pages

       SIGNATURE:

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

       Date:  As of December 31, 1999

       Signature:  Brown Investment Advisory & Trust Company

       By: /S/ James E. Hieber
           -------------------

       Title:  Vice President

       Signature:  Brown Advisory Incorporated

       By: /S/ James E. Hieber
           -------------------

       Title:  Vice President